Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS
August 5, 2011
Preamble

This Code of Business Conduct and Ethics (this “Code”) of Vantone International Group Inc. (the “Company”) outlines expected behaviors of all of the Company’s directors, officers and employees including its senior executive and financial officers. This Code addresses responsibility for proper behavior and the standards to which the Company holds corporate officers and employees.  This Code does not cover every issue that may arise, but it sets out basic principles to guide the directors, officers and employees of the Company.

All Company directors, officers and employees should conduct themselves accordingly and seek to avoid even the appearance of improper behavior in any way relating to the Company. Any director or officer who has any questions about this Code should consult the Chief Executive Officer, the Chair of the Audit Committee or the Company’s outside counsel, as appropriate in the circumstances. If an employee has any questions about this Code, the employee should ask his or her supervisor how to handle the situation.

Introduction

All employees, officers and directors of the Company (the “Company Persons”) must read and use this Code to ensure that each business decision follows the Company’s commitment to the highest ethical standards and the law. Adherence to this Code and to the Company’s other official policies is essential to maintaining and furthering its reputation for fair and ethical practices among its clients, shareholders, employees and communities.

It is the responsibility of each and every Company Person to comply with all applicable laws and regulations and all provisions of this Code and the related policies and procedures. Each Company Person must report any violations of the law or this Code. Failure to report such violations and failure to follow the provisions of this Code may have serious legal consequences and will be disciplined by the Company. Discipline may include termination of the Company Person’s employment.

This Code summarizes certain laws and the ethical policies that apply to all Company Persons. Several provisions in this Code refer to more detailed Company policies. If these detailed policies are applicable to you, it is important that you read, understand, and be able to comply with them. If you have questions as to whether any detailed policies apply to you, contact the Company’s compliance officer (the “Compliance Officer”), as set forth in the “Contact Information” section at the end of the Code.

Situations that involve ethics, values and violations of certain laws are often very complex. No single code of conduct can cover every business situation that you will encounter. Consequently, we have implemented the compliance procedures outlined in the sections of this code entitled “Administration of the Code” and “Asking for Help and Reporting Concerns.” The thrust of the Company’s procedures is, when in doubt, ask. If you do not understand a provision of this Code, are confused as to what actions should be taken in a given situation, or wish to report a violation of the law or this Code, you should follow those compliance procedures. Those procedures will generally direct you to talk to either your supervisor or the Compliance Officer. There are few situations that cannot be resolved if you discuss them with your supervisor or the Compliance Officer in an open and honest manner.

After reading this Code, you should:

(a)           Have a thorough knowledge of the code’s terms and provisions;

(b)           Be able to recognize situations that present legal or ethical dilemmas; and

(c)           Be able to deal effectively with questionable situations in conformity with this Code.

In order to be able to accomplish these goals, the Company recommends that you take the following steps:

(a)           Read the entire Code thoroughly;

(b)           If there are references to more detailed policies that are not contained in the Code, obtain and read those policies if they apply to you;

(c)           Think about how the provisions of the Code apply to your job, and consider how you might handle situations to avoid illegal, improper or unethical actions; and

(d)           If you have questions, ask your supervisor or the Compliance Officer.

When you are faced with a situation and you are not clear as to what action you should take, ask yourself the following questions:

(a)           Is the action legal?

(b)           Does the action comply with the Code?

(c)           How will your decision affect others, including the Company’s clients, shareholders, employees and the community?

(d)           How will your decision look to others? If your action is legal but can result in the appearance of wrongdoing, consider taking alternative steps.

(e)           How would you feel if your decision were made public? Could the decision be honestly explained and defended?

(f)           Have you contacted your supervisor or the Compliance Officer regarding the action?

Compliance with Laws

First and foremost, the Company’s policy is to ensure that all Company Persons behave in an ethical manner and comply with all laws, rules and government regulations that apply to the Company’s business. It is your responsibility to know and follow the law and conduct yourself in an ethical manner. It is also your responsibility to report any violations of the law or this Code. You may report such violations by following the compliance procedures contained in the section of the Code entitled “Asking for Help and Reporting Concerns.”

If you have any questions concerning any possible reporting or compliance obligations, or with respect to your own duties under the law, you should not hesitate to call and seek guidance from the Compliance Officer.

Conflicts of Interest

All Company Persons must be able to perform their duties and exercise judgment on behalf of the Company without influence or impairment, or the appearance of influence or impairment, due to any activity, interest or relationship that arises outside of work. Put more simply, when any Company Person’s loyalty to the Company is affected by actual or potential benefit or influence from an outside source, a conflict of interest exists. All Company Persons must be aware of any potential influences that impact or appear to impact their loyalty to the Company. In general, you should avoid situations where your personal interests conflict, or appear to conflict, with those of the Company.

Any time you believe a conflict of interest may exist, you must disclose the potential conflict of interest to the Compliance Officer. Any activity that is approved, despite the actual or apparent conflict, must be documented. A potential conflict of interest that involves an executive officer must be approved by the Board of Directors of the Company (the “Board”) or its designated committee. A potential conflict of interest involving an officer with the title of Vice President and above must be approved by the Compliance Officer and may be reported to the Board or its designated committee.

It is not possible to describe every conflict of interest, but some situations that could cause a conflict of interest include:

(a)           Doing business with family members;

(b)           Having a financial interest in another company with whom the Company does business;

(c)           Taking a second job;

(d)           Managing your own business;

(e)           Serving as a director of another business;

(f)           Being a leader in some organizations; and

(g)           Diverting a business opportunity from the Company to another entity.

Doing Business with Family Members

A conflict of interest may arise if family members work for a client, broker or other third party with whom the Company does business. It also may be a conflict if a family member has a significant financial interest in a client, broker or other third party with whom the Company does business. A “significant financial interest” is defined below. Before doing business on the Company’s behalf with an organization in which a family member works or has a significant financial interest, an employee must disclose and discuss the situation with the Compliance Officer. Document the approval if it is granted. If the only interest you have in a client, broker or other third party with whom the Company does business is because a family member works there, then you do not need to disclose the relationship or obtain prior approval unless you deal with the client, broker or such other third party.

“Family members” include:

(a)           Spouse;

(b)           Brothers or sisters;

(c)           Parents;

(d)           In-laws;

(e)           Children; and

(f)           Life partner

Employing relatives or close friends who report directly to you may also be a conflict of interest. Although the Company encourages employees to refer candidates for job openings, employees who may influence a hiring decision must avoid giving an unfair advantage to anyone with whom they have a personal relationship. In particular, employees should not hire relatives or attempt to influence any decisions about the employment or advancement of people related to or otherwise close to them, unless they have disclosed the relationship to the Compliance Officer who has approved the decision.

Ownership in Other Businesses

The Company’s financial interests can cause a conflict of interest. In general, you should not own, directly or indirectly, a significant financial interest in any company that does business with the Company or seeks to do business with the Company or in any of its competitors unless such ownership has been approved by the Board or its designated committee or by the Compliance Officer.

Two tests determine if a “significant financial interest” exists:

(a)           You or a family member owns more than 1% of the outstanding stock of a business or you or a family member has or shares discretionary authority with respect to the decisions made by that business, or

(b)           The investment represents more than 5% of your total assets or of your family member’s total assets.

If you or a family member has a significant financial interest in a company with whom we the Company does business or proposes to do business, that interest must be approved by the Compliance Officer prior to the transaction.

Notwithstanding the foregoing, non-employee directors of the Company may have significant financial interests in or be affiliates of a company with whom the Company does business or proposes to do business as long as the non-employee director is employed by such company and the director:

(a)           discloses any such relationship promptly after the director becomes aware of it;

(b)           removes himself or herself from any Board activity that directly impacts the relationship between the Company and any such company with respect to which the director has a significant financial interest or is an affiliate; and

(c)           obtains prior approval of the Board or its designated committee for any transaction of which the director is aware between the Company and any such company.

Outside Employment

Employees are not permitted to take additional part-time jobs or do other work after hours, such as consulting or other fee-earning services.  You may contact the Compliance Officer for more information about the Company’s policies concerning outside employment.

Service on Boards

Serving as a director of another corporation may create a conflict of interest. Being a director or serving on a standing committee of some organizations, including government agencies, also may create a conflict.  Before accepting an appointment to the board or a committee of any organization whose interests may conflict with or affect the Company’s interests, you must discuss it with and obtain approval from the Compliance Officer. This rule does not apply to non-employee directors of the Company’s company.

Business Opportunities

Business opportunities relating to the kinds of activities the Company typically pursues that arise during the course of your employment or through the use of the Company’s property or information belongs to the Company. Similarly, other business opportunities that fit into the Company’s strategic plans or satisfy the Company’s commercial objectives that arise under similar conditions also belong to the Company. You may not direct these kinds of business opportunities to the Company’s competitors, to other third parties or to other businesses that you own or with whom you are affiliated.

Loans

In furtherance of the provisions of the Sarbanes-Oxley Act of 2002 prohibiting companies from making loans to their directors and executive officers, the Company will not extend credit in the form of personal loans to any of the its employees, officers or directors.

Gifts and Entertainment

The Company is dedicated to treating fairly and impartially all persons and firms with whom it does business. Therefore, the Company’s employees must not give or receive gifts, entertainment or gratuities that could influence or be perceived to influence business decisions. Misunderstandings can usually be avoided by conduct that makes clear that the Company conducts business on an ethical basis and will not seek or grant special considerations.

Accepting Gifts and Entertainment

You should never solicit a gift or favor from those with whom the Company does business. You may not accept gifts of cash or cash equivalents.

You may accept novelty or promotional items or modest gifts related to commonly recognized occasions (such as a promotion, holiday, wedding or retirement) and invitations to a sporting activity, entertainment or meal if such gift or entertainment:

(a)           is reasonable and customary; and

(a)           would not embarrass the Company or the people involved if publicly disclosed.

Giving Gifts and Entertaining

Gifts of nominal value and reasonable entertainment for clients, potential clients and other third parties with whom the Company does business are permitted. However, any gift or entertainment must:

(a)           be reasonable and customary; and

(b)           not embarrass the Company’s company or the recipient if publicly disclosed.

Under no circumstances can any bribe, kickback or illegal payment or gift of cash or cash equivalents be made. Also, special rules may apply when dealing with government employees.

If you are not sure whether a specific gift or entertainment is permissible, or if you are dealing with a government employee, contact the Compliance Officer.

Fair Dealing

The Company has a reputation as a trustworthy and ethical member of its community and its industry. The Company is committed to maintaining the highest levels of integrity and fairness within the Company. When any Company Person fails to negotiate, perform or market in good faith, they may seriously damage the Company’s reputation and lose the loyalty of the Company’s clients. You must conduct business honestly and fairly and not take unfair advantage of anyone through any misrepresentation of material facts, manipulation, concealment, abuse of privileged information, fraud or other unfair business practice.

Securities Laws and Insider Trading

Because the Company’s securities are publicly traded, it is subject to a number of laws concerning the purchase and sale of the Company’s securities. Regardless of your position with the Company, if you are aware of what is known as “material inside information” regarding the Company’s company, business, affairs or prospects, you may not disclose that information to anyone outside the Company, and you are not allowed to buy or sell the Company’s securities until the material inside information is known not only by individuals within the Company, but also by the general public. The improper use of material inside information is known as insider trading. Insider trading is a criminal offense and is strictly prohibited.

Because Company Persons may learn information that is not otherwise public from the Company’s clients, brokers and other companies with whom the Company does business or proposes to do business, you are not allowed to buy or sell securities of the Company’s clients, brokers or other such companies.

Penalties for trading on or communicating material inside information are severe. If you are found guilty of an insider trading violation, you can be subject to civil and even criminal liability. In addition to being illegal, the Company believes that insider trading is unethical and will be dealt with firmly, which may include terminating your employment with the Company and reporting violations to appropriate authorities.

If you have any questions concerning the securities laws or about the Company’s policies with regard to those laws, or regarding the correct ethical and legal action to take in a situation involving material inside information, please contact the Compliance Officer.

Public Company Reporting.

As a public company, it is of critical importance that the Company’s filings with the SEC, and other public communications, contain full, fair, accurate, timely and understandable disclosure. Depending on their respective positions with the Company, employees, officers or directors may be called upon to provide information necessary to assure that the Company’s public reports are complete, fair and understandable. The Company expects employees, officers and directors to take this responsibility seriously and to provide prompt and accurate answers to inquiries from the Company’s officers, directors, auditors or attorneys related to the Company’s public disclosure requirements. With respect to any inquiries from other third-parties (such as analysts, members of the media and others), such inquiries should be directed to specifically designated persons who are authorized to respond, and such designated persons shall keep the Company’s board of directors advised as to the content and scope of each such inquiry and response.

Responding to Inquiries from the Press and Others

The Company is subject to laws that govern the timing of the Company’s disclosures of material information to the public and others. Only certain designated employees may discuss the Company with the news media, securities analysts and investors. All inquiries from outsiders regarding financial or other information about the Company should be referred to the Compliance Officer.

Confidentiality

It is important that you protect the confidentiality of the Company’s information. Confidential or proprietary information includes all information that is not generally known to the public and is proprietary to the Company, or would be detrimental to the Company if publicly disclosed. Proprietary information should be marked accordingly, kept secure and access limited to those who have a need to know in order to do their jobs. When it is necessary for valid business reasons to disclose the Company’s confidential or proprietary information, you should consider executing a confidentiality agreement with the proposed recipient of such information. Please contact the Compliance Officer regarding the appropriateness of a confidentiality agreement with respect to any proposed disclosure.

The Company’s business relations are built on trust, and clients, brokers and other companies with whom the Company does business or proposes to do business count on that trust. If you learn information from them that is not otherwise public, you must keep that information confidential, regardless of whether the Company has executed a confidentiality agreement with such other person.

All Company Persons must be sensitive to the impact of comments made over the Internet through public forums such as chat rooms and bulletin boards. In such forums, you may not post any information about the Company, including comments about the Company’s contracts, stock performance, operational strategies, financial results, clients or competitors, even in response to a false statement or question. This applies whether you are at work or away from the office.  The Company owns all e-mail messages that are sent from or received through the Company’s systems.  The Company may monitor your messages and may be required to disclose them in the case of litigation or governmental inquiry.

Safeguarding Corporate Assets

The Company has a responsibility to protect its assets from loss, theft, misuse and waste. Company assets and funds may be used only for business purposes and may never be used for illegal purposes. Incidental personal use of telephones, fax machines, copy machines, personal computers, e-mail and similar equipment is generally allowed if it is occasional, there is no significant added cost to the Company, it does not interfere with your work responsibilities and is not related to an illegal activity or outside business. If you become aware of theft, waste or misuse of the Company’s assets or funds or have any questions about your proper use of them, you should speak immediately with your supervisor.

Political Activity

The Company will fully comply with all political contribution laws. The Company’s funds may not be used for contributions of any kind to any political party or committee or to any candidate or holder of any government position unless such contribution is permitted by law and complies with the Company’s policy. Please contact the Compliance Officer to determine whether a specific company contribution is permitted.

It is against the Company’s policy for you to lobby the Company’s other employees on behalf of a political candidate during the work day. It is also against the Company’s policy to reimburse an employee for any political contributions or expenditures. Outside normal office hours, you are free to participate in political campaigns on behalf of candidates or issues of your choosing, as well as make personal political contributions.

Equal Employment Opportunity and Anti-Harassment

The Company is committed to providing equal employment opportunities for all the Company’s employees and will not tolerate any speech or conduct that is intended to, or has the effect of, discriminating against or harassing any qualified applicant or employee because of his or her race, color, religion, sex (including pregnancy, childbirth or related medical conditions), national origin, age, physical or mental disability, veteran status or any characteristic protected by law. The Company will not tolerate discrimination or harassment by anyone. This policy extends to every phase of the employment process, including: recruiting, hiring, training, promotion, compensation, benefits, transfers, discipline and termination, layoffs, recalls, and Company-sponsored educational, social and recreational programs, as applicable. If you observe conduct that you believe is discriminatory or harassing, or if you feel you have been the victim of discrimination or harassment, you should notify the Compliance Officer immediately.

Not only does the Company forbid unlawful discrimination, the Company takes affirmative action to ensure that applicants are employed, and employees are treated during employment, without regard to their race, color, religion, sex (including pregnancy, childbirth or related medical conditions), national origin, age, physical or mental disability, veteran status or any characteristic protected by law.

The Company will not retaliate against any employee for filing a good faith complaint under the Company’s anti-discrimination and anti-harassment policies or for cooperating in an investigation of any such complaint and will not tolerate or permit retaliation by management, employees or co-workers. To the fullest extent possible, the Company will keep complaints and the terms of their resolution confidential.

Health and Safety

The Company is committed to providing safe and healthy working conditions by following all occupational health and safety laws governing the Company’s activities.

The Company believes that management and each and every employee have a shared responsibility in the promotion of health and safety in the workplace. You should follow all safety laws and regulations, as well as Company safety policies and procedures. You should immediately report any accident, injury or unsafe equipment, practices or conditions.

Accuracy of Company Records

All information you record or report on the Company’s behalf, whether for the Company’s purposes or for third parties, must be done accurately and honestly. All of the Company’s records (including accounts and financial statements) must be maintained in reasonable and appropriate detail, must be kept in a timely fashion, and must appropriately reflect the Company’s transactions. Falsifying records or keeping unrecorded funds and assets is a severe offense and may result in prosecution or loss of employment. When a payment is made, it can only be used for the purpose spelled out in the supporting document.

Information derived from the Company’s records is provided to the Company’s shareholders and investors as well as government agencies. Thus, the Company’s accounting records must conform not only to the Company’s internal control and disclosure procedures but also to generally accepted accounting principles and other laws and regulations, such as those of the U.S. Securities and Exchange Commission.  The Company’s public communications and the reports it files with the U.S. Securities and Exchange Commission and other government agencies should contain information that is full, fair, accurate, timely and understandable in light of the circumstances surrounding disclosure.

The Company’s auditing functions help ensure that the Company’s financial books, records and accounts are accurate. Therefore, you should provide the Company’s accounting department, audit committee and independent public accountants with all pertinent information that they may request. The Company encourages open lines of communication with the Company’s audit committee, accountants and auditors and require that all the Company’s personnel cooperate with them to the maximum extent possible. It is unlawful for you to fraudulently influence, induce, coerce, manipulate or mislead the Company’s independent public accountants for the purpose of making the Company’s financial statements misleading.

If you are unsure about the accounting treatment of a transaction or believe that a transaction has been improperly recorded or you otherwise have a concern or complaint regarding an accounting matter, the Company’s internal accounting controls, or an audit matter, you should confer with any of the Compliance Officer, outside counsel or Chair of the Audit Committee by contacting any of these individuals as provided in the “Contact Information” section at the end of the Code. If you wish, you may submit your concern anonymously.

Record Retention

The Company’s records should be retained or discarded in accordance with the Company’s record retention policies and all applicable laws and regulations. From time to time the Company may be involved in legal proceedings that may require the Company to make some of the Company’s records available to third parties. The Company’s legal counsel will assist the Company in releasing appropriate information to third parties and provide you (or your supervisor) with specific instructions. It is a crime to alter, destroy, modify or conceal documentation or other objects that are relevant to a government investigation or otherwise obstruct, influence or impede an official proceeding. The law applies equally to all of the Company’s records, including formal reports as well as informal data such as e-mail, expense reports and internal memos. If the existence of a subpoena or a pending government investigation is known or reported to you, you should immediately contact the Compliance Officer and you must retain all records that may pertain to the investigation or be responsive to the subpoena. For further information, you should consult the Compliance Officer.

Administration of the Code

Distribution

All of the Company’s directors, officers and employees will receive a copy of the Code, as well as any updates to the Code
Role of Supervisors and Officers

Supervisors and officers have important roles under the Code and are expected to demonstrate their personal commitment to the Code by fostering a workplace environment that promotes compliance with the Code.

Oversight by the Board of Directors

The Compliance Officer will report to the Board or its designate committee regarding issues arising in connection with the Code.

Reporting Violations

All Company Persons are obliged to report violations of the Code or the law to the Compliance Officer, or to any other person listed in the “Contact Information” section at the end of this code, and to cooperate in any investigations into such violations. The Company prefers that you give your identity when reporting violations, to allow the Company to contact you in the event further information is needed to pursue an investigation, and your identity will be maintained in confidence to the extent practicable under the circumstances and consistent with enforcing the Code. However, you may anonymously report violations.

Investigations

The Company will initiate a prompt investigation following any credible indication that a breach of law or the Code may have occurred. In the event it is determined that evidence of a violation of the Code exists, the individual who is the subject of the investigation will be notified and have an opportunity to respond to the allegations, but such notification may not occur until after records have been reviewed and witnesses interviewed. A person suspected of violating the Code can be suspended with or without pay while the investigation is conducted. If there is insufficient evidence of a code violation, the investigation may be closed without notification to the subject of the investigation. Investigations shall be conducted by such officers or external persons as are designated by the Board (or its designated committee) and with oversight by the Board (or its designated committee).

Disciplinary Action

If you violate any provision of the Code, you may be subject to disciplinary action, up to and including termination of your employment. The Company will strive to impose discipline for a Code violation that fits the nature and particular facts of a violation, including the history of those involved. The Company generally will issue warnings or letters of reprimand for less significant, first-time offenses. Violations of a more serious nature may result in suspension without pay, demotion, loss or reduction of bonus or option awards or any combination or termination of employment. Corrective action may also include notifying appropriate authorities. A notation as to disciplinary action taken and any other communications with a violator will be placed in the violator’s personnel file as part of his or her permanent record.

Please be aware that we may seek civil remedies from you and if your violation results in monetary loss to the Company, you may be required to reimburse the Company for that loss. If you are involved in a violation, the fact that you reported the violation, together with the degree of cooperation displayed by you and whether the violation is intentional or unintentional, will be given consideration in the Company’s investigation and any resulting disciplinary action.

Decisions to take corrective action or a determination that no action is necessary shall be made by such officers or external persons as are designated by the Board (or its designated committee) and with oversight by the Board (or its designated committee). Within 14 days of notification of a final discipline decision, an alleged violator can make a written request for reconsideration that will be considered by such officers or external persons as are designated by the  Board (or its designated committee) and with oversight by the Board (or its designated committee).

No Retaliation

The Company will not retaliate against anyone who, in good faith, notifies the Company of a possible violation of law or the Code, nor will the Company tolerate any harassment or intimidation of any Company Person who reports a suspected violation. In addition, the Company is subject to certain U.S. “whistleblower” laws that are designed to protect employees from discrimination or harassment for lawful acts done by the employee to provide information to the Company or certain governmental authorities in investigations with respect to certain matters, including, among others, provisions of federal law relating to workplace safety, the environment, securities fraud and fraud against shareholders.

Approvals

Approvals required under the Code should be documented.

Waivers

Any request for a waiver of the Code must be submitted in writing to the Compliance Officer who has authority to decide whether to grant a waiver. However, a waiver of any provision of the Code for a director or an executive officer must be approved by the Board or its designated committee and will be promptly disclosed to the extent required by law or regulation.  The Compliance Officer will regularly report to the Board or its designated committee waivers that have been granted to employees.

Certifications

All Company Persons must sign a certificate confirming that they have read and understand the Code. The Company will also require an annual certification of compliance with the Code by all officers with the title of Vice President or above. However, failure to read the code or sign a confirmation certificate does not excuse you from complying with this code.

Asking for Help and Reporting Concerns

The Company takes the Code seriously and considers its enforcement to be among the Company’s highest priorities, but the Company also acknowledges that it may sometimes be difficult to know right from wrong. Consequently, the Company encourages open communication. When in doubt, ask. Whenever you have a question or concern, are unsure about what the appropriate course of action is, or if you believe that a violation of the law or the Code has occurred:

(a)           You should talk with your supervisor. He or she may have the information you need, or may be able to refer the matter to an appropriate source, including legal counsel as circumstances warrant;

(a)           If you are uncomfortable talking with your supervisor, you may also contact any manager in the Company’ with whom you feel comfortable or the Compliance Officer; and

(a)           In addition, if you have concerns or complaints about accounting or audit matters or the Company’s internal accounting controls, you may confer with any of the Compliance Officer, outside counsel or Chair of the Audit Committee of the Board by contacting any of these individuals as provided in the “Contact Information” section at the end of the Code. If you wish, you may submit your concern anonymously.

Contact Information

Compliance Officer
Mr. Jichun Li
C/O Vantone International Group, Inc.
Address: No.195 Zhongshan Road, Heping District, Shenyang, Liaoning Province, China
Telephone: (086) 24-2286-6686

Chair of the Audit Committee
Mr. Yanxiang Liu
C/O Vantone International Group, Inc.
Address: No.195 Zhongshan Road, Heping District, Shenyang, Liaoning Province, China
Telephone: (086) 24-2286-6686

Outside Counsel
Attn: Thomas Slusarczyk, Esq.
Anslow + Jaclin LLP
Address: 195 Route 9 South, Manalapan, NJ 07726
Telephone: (001) 732-409-1212
Email: tslusarczyk@anslowlaw.com

For additional copies of this code, contact:
Mr. Honggang Yu
President and Chairman of Vantone International Group, Inc.
C/O Vantone International Group, Inc.
Address: No.195 Zhongshan Road, Heping District, Shenyang, Liaoning Province, China
Telephone: (086) 24-2286-6686
Email: yuhonggang@myvantone.com

Confirmation Certificate

I have been provided with a copy of the Code of Business Conduct and Ethics of Vantone International Group, Inc.  I acknowledge that I have read the Code and understand my responsibilities under it. I further acknowledge that I should follow the compliance procedures described in the Code if I have any questions or concerns.

Employee Name: ______________________________________	Signature: ________________________________________

Date:  ______________________________